Exhibit 99.1

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ALTABANCORPTM REPORTS FOURTH QUARTER AND YEAR-END 2020 RESULTS

2020 Highlights

▪	Total assets grew $960 million, or 40%, year-over-year to $3.37 billion at December 31, 2020.
▪	Total deposits grew $860 million, or 42%, year-over-year to $2.92 billion at December 31, 2020.
▪	Loans grew $14.6 million, or 0.9%, to $1.70 billion at December 31, 2020.
▪	Cash and liquid investments securities grew $942 million, or 152%, to $1.56 billion, or 46% of total assets, at December 31, 2020.
▪

Tangible equity plus allowance for credit losses totaled $384 million, or 23% of total loans held for investment, at December 31, 2020, which provides overall credit protection for both expected and unexpected credit losses in its loan portfolio.

▪	Tangible book value per share increased $2.12, or 13.2%, to $18.21 at December 31, 2020.
▪	Return on average assets was 1.52% and return on average equity was 12.44% for the twelve months ended December 31, 2020.

AMERICAN FORK, UTAH, January 27, 2021 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”), the parent company of AltabankTM, reported net income of $11.1 million for the fourth quarter of 2020, compared with $11.3 million for the third quarter of 2020, and $11.7 million for the fourth quarter of 2019.  Diluted earnings per common share were $0.58 for the fourth quarter of 2020, compared with $0.60 for the third quarter of 2020, and $0.61 for the fourth quarter of 2019.  For the twelve months ended December 31, 2020 net income was $43.5 million, or $2.29 per diluted common share, compared with $44.3 million, or $2.33 per diluted common share, for the same period a year earlier.

Annualized return on average assets was 1.34% for the fourth quarter of 2020 compared with 1.47% for the third quarter of 2020, and 1.92% for the fourth quarter of 2019. Annualized return on average equity was 12.06% for the fourth quarter of 2020 compared with 12.62% for the third quarter of 2020, and 14.10% for the fourth quarter of 2019.

For the year ended December 31, 2020, return on average assets was 1.52% and return on average equity was 12.44% compared with 1.93% and 14.14% for the same period a year earlier.

The Board of Directors declared a quarterly dividend payment of $0.15 per common share. The dividend will be payable on February 16, 2021 to shareholders of record as of February 9, 2021. The dividend payout ratio for earnings for the fourth quarter of 2020 was 25.5%. This continues the over 50-year trend of paying dividends by the Company.

“2020 was a challenging year for our organization, our associates, and our clients as we collectively managed the negative effects of the COVID-19 pandemic,” said Len Williams, President and Chief Executive Officer of AltabancorpTM.  “Many of our associates have been working from home since March 2020.  Most of our branch lobbies have been available by appointment only for most of the year, while our drive-up windows have remained open.  We have provided substantial financial relief to our clients through participation in government programs as well as our own payment relief programs.  We provided payment accommodations to almost twenty percent of our clients, and we offered first round Small Business Administration Paycheck Protection Program Loans (“SBA PPP”) to over 300 clients.  We are offering additional funding for the second round of SBA PPP loans.  We will continue to work together with our clients to ensure that we can provide financial solutions to assist them on their path to recovery as we all work to overcome the pandemic.”

Mr. Williams continued, “Our strong balance sheet continues to provide safety and security to our stakeholders.  We believe our balance sheet strength is reflected in the level of allowance for credit losses held by us, and our strong regulatory capital position.  In addition, our focus to reduce loan concentrations in our ADC and commercial real estate portfolios and the tightening of our overall underwriting standards over the last several years will help to mitigate the potential negative effects the economic shutdown from the pandemic may have on our loan portfolio. Lastly, our strong liquidity position provides us the flexibility to aggressively grow our loan portfolio as the economy begins to recover.”

COVID-19 Pandemic and Utah Economy

The State of Utah has developed a COVID-19 Transmission Index (“Transmission Index”), which categorizes levels of transmission as High, Moderate, or Low.  Each county receives a rating every week.  The Company’s COVID-19 pandemic response plan directly correlates to the State’s Transmission Index.  The counties where our branches are located presently have a Transmission Index of High.  As a result, all of our branch lobbies are available by appointment only, while our drive-up windows remain open.  To ensure the safety of our associates and clients, we require masks to be worn in all branch locations and in our back office locations, when associates are unable to socially distance from other associates.  Approximately 60% of our workforce remains working from home and will continue to do so until the Transmission Index in the corresponding county moves to Low.

The Company is fortunate to operate in a region that appears to be weathering the COVID-19 pandemic fairly well economically.  The Utah economy has performed better than the nation as a whole during the pandemic with an unemployment rate at 3.6% at the end of December 2020 compared with 6.7% for the nation for the same period.  Commercial and consumer construction activities remain strong with overall construction jobs increasing 5.4% year-over-year.  Utah’s total personal income rose 8.8% for all of 2020.  Utah’s growth rate ranked seventh in the nation. Nationally, personal income only increased 7.4% over the same period.  Utah’s house prices were up 9.1% for all of 2020.  The Company expects that the Utah economy will continue to perform better than most states in the U.S.

Small Business Administration Paycheck Protection Program (“SBA PPP”)

The Company funded 333 loans, totaling $84.6 million under the SBA‘s PPP loan program.  As of the date of this earnings release, the Company has filed 150 forgiveness applications, (approximately 45%) with the SBA, totaling $39.7 million and has received loan forgiveness on 121 loans, totaling $28.2 million, or 33% of all SBA PPP loans funded.  As of the date of this earnings release, the Company has not received a denial on any application submitted to the SBA for loan forgiveness.  The Company is participating in the PPPL facility offered by the Federal Reserve to fund SBA PPP loans and to receive regulatory capital relief for such loans.  The Company expects to have most of its SBA PPP first round loans forgiven by the end of the second quarter 2021.  The Company is participating in the SBA PPP second round loan program.

Loan Accommodations

The Company offered a temporary loan payment relief program of deferments up to six months to clients impacted by the COVID-19 pandemic.  Under rare circumstances, deferred loans will be re-evaluated at the end of the deferral period.  To qualify for a second loan deferral, the Company will require a full re-underwriting of the credit.

As of the date of this earnings release, the Company offered temporary loan payment relief to 415 businesses and 106 individuals totaling approximately $320 million, or 19% of total loans, excluding SBA PPP loans, to address cash flow challenges for those impacted by the COVID-19 pandemic.  To the date of this earning release, the deferral period had ended for 439 clients, or 84%, for loans totaling $278 million.  This leaves only 81 clients, or 16%, for loans totaling $42.0 million still on deferral.

At December 31, 2020, there were only three clients with small balance loans totaling $0.02 million, who have not made a subsequent loan payment for 30 days or greater, after their payment deferment agreement expired.  We entered into another loan payment deferment agreement with two clients, who had an initial loan payment deferment agreement.  Total dollars outstanding for these two clients is $8.4 million.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

Loan Credit Quality Trends

Non-performing loans increased to $9.1 million at December 31, 2020, compared with $8.8 million at December 31, 2019.  Non-performing loans to total loans were 0.54% at December 31, 2020, compared with 0.53% at December 31, 2019.  Non-performing assets increased to $9.1 million at December 31, 2020, compared with $8.8 million at December 31, 2019.  Non-performing assets to total assets were 0.27% at December 31, 2020, compared with 0.37% at December 31, 2019.

Allowance for Credit Losses

The allowance for credit losses increased $9.8 million, or 31.22%, to $41.2 million at December 31, 2020, compared with $31.4 million the same period a year ago.  The allowance for credit losses to loans held for investment was 2.43% at December 31, 2020, compared with 1.87% at December 31, 2019.

Loans

Loans held for investment grew $14.6 million, or 0.87%, to $1.70 billion at December 31, 2020, compared with $1.68 billion at December 31, 2019.  Year-to-date average loans increased $8.9 million, or 0.53%, to $1.69 billion for the twelve months ended December 31, 2020, compared with $1.68 billion for the twelve months ended December 31, 2019.  Loans were flat year-over-year primarily as a result of the Company aggressively managing overall loan concentrations and tightening credit underwriting standards.  The Company expects that overall loan growth will be strong during 2021 as it focuses on deploying excess liquidity.

Deposits and Liabilities

Total deposits increased $860 million, or 41.82%, to $2.92 billion at December 31, 2020, compared with $2.06 billion at December 31, 2019.  Non-interest bearing deposits increased, $320 million, or 44.54%, to $1.04 billion at December 31, 2020, compared with the same period a year earlier, and interest bearing deposits increased, $540 million, or 40.35%, to $1.88 billion at December 31, 2020, compared with the same period a year ago.  Non-interest-bearing deposits to total deposits were 35.66% as of December 31, 2020, compared with 34.98% as of December 31, 2019.

Shareholders’ Equity

Shareholders’ equity increased by $38.8 million, or 11.67%, to $371 million at December 31, 2020, compared with $332 million at December 31, 2019. The increase resulted primarily from net income earned during the intervening periods, change in accumulated other comprehensive income resulting from changes in the fair market value of investment securities available for sale, due to a decline in overall interest rates; offset by share repurchases and cash dividends paid to shareholders.

The Company’s leverage capital ratio was 10.38% at December 31, 2020, compared with 12.67% at December 31, 2019.  The total risk-based capital ratio was 19.17% at December 31, 2020 compared with 18.43% at December 31, 2019.  The Company’s regulatory capital ratios were negatively impacted by the adoption of ASU 2016-13 (“CECL”) and the Company election to take the full impact of such adoption against its regulatory capital ratios during the first quarter of 2020.

Net Interest Income and Margin

For the three months ended December 31, 2020, net interest income decreased $2.2 million, or 8.07%, to $24.9 million, compared with $27.1 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 152 basis points to 3.18% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $747 million, or 36.13%, for the same respective periods. Average interest earning assets increased $830 million, or 36.27%, to $3.12 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 54.54% for the three months ended December 31, 2020 compared with 73.73% for the same period a year earlier.

Yields on interest earning assets declined 171 basis points to 3.38% for the three months ended December 31, 2020 compared with 5.09% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $816 million, or 136%, to $1.41 billion for the same comparable periods with the yield on cash and securities declining 103 basis points to 0.96% for the fourth quarter of 2020 compared with 1.99% for the same comparable periods.  In addition, the yield on loans declined 80 basis points to 5.40% compared with 6.20% for the same comparable periods.  Average loans outstanding increased $13.6 million, or 0.81%, to $1.70 billion for the same comparable periods.

For the three months ended December 31, 2020, total cost of interest bearing liabilities decreased 33 basis points to 0.34%, compared with 0.67% for the same period a year earlier.  For the three months ended December 31, 2020, the total cost of funds decreased 22 basis points to 0.22%, compared with 0.44% for the same period a year ago.

For the three months ended December 31, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 3 basis points to net interest margin.

For the twelve months ended December 31, 2020, net interest income decreased $6.2 million, or 5.64%, to $104 million compared with $110 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 127 basis points to 3.79% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $492 million, or 25.03%, for the same respective periods. Average interest earning assets increased $562 million, or 25.83%, to $2.74 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 61.86% for the twelve months ended December 31, 2020 compared with 77.43% for the same period a year earlier.

Yields on interest earning assets declined 143 basis points to 4.05% for the twelve months ended December 31, 2020 compared with 5.48% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $553 million, or 113%, to $1.04 billion for the same comparable periods with the yield on cash and securities decreasing 69 basis points to 1.45% compared with 2.14% a year ago.  In addition, the yield on loans declined 80 basis points to 5.65% compared with 6.45% for the same period a year earlier.  Average loans outstanding increased $8.9 million, or 0.53%, to $1.69 billion for the same comparable periods.

For the twelve months ended December 31, 2020, the total cost of interest bearing liabilities decreased 27 basis points to 0.44% compared with 0.71% for the same period a year earlier.  For the twelve months ended December 31, 2020, the total cost of funds decreased 18 basis points to 0.28% compared with 0.46% for the same period a year ago.

For the twelve months ended December 31, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 7 basis points to net interest margin.

Provision for Credit Losses

The Company did not record any provision for credit losses for the three months ended December 31, 2020, compared with $1.2 million for the same period a year earlier as calculated under the prior incurred loss methodology.  The provisions for the current and preceding three quarters reflect expected lifetime credit losses based upon the current conditions and the potential effects from forecasted deterioration of economic metrics due to the COVID-19 pandemic based on the outlook as of December 31, 2020.  The decrease in provision for credit losses in the three months ended December 31, 2020 compared with the same period a year earlier is due primarily to a $33 million, or 70.07%, decline in loans individually evaluated for impairment to $14.2 million and the related allowance for impairment of $9.4 million offset by a $36.7 million, or 2.23%, increase in loans collectively evaluated for impairment to $1.7 billion and the related allowance of $31.9 million.  For the three months ended December 31, 2020, the Company incurred net charge-offs of $0.3 million, compared with net recoveries of $0.2 million for the same period a year ago.

For the twelve months ended December 31, 2020, provision for credit losses was $2.8 million compared with $7.0 million for the same period a year earlier as calculated under the prior incurred loss methodology.  For the twelve months ended December 31, 2020, the Company incurred net charge-offs of $2.4 million compared with net charge-offs of $0.8 million for the same period a year ago.

“Our overall asset quality trends have improved throughout 2020 and charge-offs across our portfolios have remained relatively low,” said Mark Olson, Executive Vice President and Chief Financial Officer of AltabancorpTM.  “We expect to see asset quality trends begin to deteriorate and charge-offs to increase beginning in 2021 as the positive effects of government stimulus and loan payment relief programs come to an end.  We believe the allowance for credit losses is adequate to cover our current expected credit losses.  However, we will continue to closely monitor macroeconomic conditions and the overall performance of our loan portfolio to determine if we should adjust our expectations of credit losses.”

Noninterest Income

For the three months ended December 31, 2020, noninterest income increased $2.7 million, or 70.79%, to $6.5 million, compared with $3.8 million the same period a year ago.  The increase was primarily due to a $2.5 million, or 153%, increase in mortgage banking income to $4.1 million compared with $1.6 million for the same period a year ago resulting from higher volume and wider margins on loans sold, which was favorably impacted by an increase in mortgage loan refinances, as overall interest rates declined.  Total mortgage loans sold increased $60.9 million, or 98.9%, to $122 million for the fourth quarter compared with the same period a year ago.

For the twelve months ended December 31, 2020, noninterest income increased $7.2 million, or 47.73%, to $22.4 million compared with $15.2 million for the same period a year earlier.  The increase in noninterest income was primarily due to a $5.9 million, or 87.55%, increase in mortgage banking income and a $1.4 million gain on the sale of investment securities.  Total mortgage loans sold increased $120 million, or 54.0%, to $341 million for all of 2020 compared with the same period a year ago.

“We expect to continue to see improving noninterest income as we expand our mortgage banking operations both in Utah and surrounding states and reap the benefits of stronger leadership; and a significant investment in the technology used in our mortgage operations from an operational efficiency and enhanced client experience perspective,” said Mr. Williams.

Noninterest Expense

For the three months ended December 31, 2020, noninterest expense was $16.8 million, compared with $14.6 million for the same period a year earlier.  For the three months ended December 31, 2020, the Company’s efficiency ratio was 53.70% compared with 47.25% for the same period a year ago.

For the twelve months ended December 31, 2020, noninterest expense was $66.1 million, compared with $60.3 million for the same period a year earlier.  For the twelve months ended December 31, 2020, the Company’s efficiency ratio was 52.44% compared with 48.18% for the same period a year ago.

The increase in noninterest expense for both the three and twelve months ended December 31, 2020 was primarily the result of higher salaries and associate benefits resulting primarily from higher incentive payments, particularly in the mortgage banking division.  In addition, the Company has incurred higher data processing expenses due to investments made in new technologies for the mortgage banking division; technology investments made in the commercial banking division, including costs for its cloud-based, commercial loan origination application (nCino), including automated processes for smaller ticket commercial loans (titled AltaexpressTM), costs for the implementation of a Salesforce CRM solution, costs for a new cloud-based, commercial client treasury management solution; and  costs for  a new cloud-based, construction budget, draw and inspection management solution for both commercial and consumer clients.  The Company expects to continue to make significant investments in new technologies to enhance the client experience and empower clients to transact more business on the Company’s mobile platform; to lower the overall costs of its operating platform; and to become more scalable as the Company aggressively evaluates acquisition opportunities.

“We anticipate overall interest rates to remain near zero for the foreseeable future,” said Mr. Olson.  “As a result, we continue to review our overall operating costs to determine how we can better leverage our platform, while retaining our high-touch client experience.  We anticipate making changes over the next several quarters to improve our overall operating leverage.”

Income Tax Provision

For the three months ended December 31, 2020, income tax expense was $3.5 million, compared with $3.4 million for the same period a year earlier.  For the three months ended December 31, 2020, the effective tax rate was 23.91% compared with 22.50% for the same period a year ago.

For the twelve months ended December 31, 2020, income tax expense was $13.7 million, compared with $13.5 million for the same period a year earlier.  For the twelve months ended December 31, 2020, the effective tax rate was 24.01% compared with 23.35% for the same period a year ago.

Conference Call and Webcast

Management will host a conference call on Thursday, January 28, 2021 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss the Company’s financial performance.

Investment professionals who wish to ask questions regarding the Company’s financial performance will need to register to participate in the call by January 27, 2021 by visiting http://www.directeventreg.com/registration/event/6513568.  Upon registering, you will receive a confirmation with dial-in details.

Other interested parties may listen to the call via a live webcast.  Additional information and a link to the webcast can be found on the Company’s website at www.altabancorp.com.

An audio archive and written transcript of the conference call will be available on the Company’s investor website within 24 hours after the end of the call.  Interested parties may listen to the audio archive and read the written transcript for one month after the call. Forward-looking statements may be made and other material information may be discussed on this conference call.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s  expectations for its financial performance,  the Company’s ability to respond to negative effects of the COVID-19 pandemic,  the Company’s ability to grow its loan portfolio, expected trends in asset quality,  the Company’s ability to grow and the effects of expanding its mortgage banking operations, and the Company’s ability to improve its  operating leverage in response to low overall interest rates. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.4 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

View source version on businesswire.com: https://www.businesswire.com/news/home

Source: AltabancorpTM

ALTABANCORPTM

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
(Dollars in thousands, except share	December 31,	September 30,	December 31,	December 31,	December 31,
and per share amounts)	2020	2020	2019	2020	2019
Interest income
Interest and fees on loans	$23,095	$22,896	$26,378	$95,565	$108,530
Interest and dividends on investments	3,416	4,551	2,988	15,179	10,519
Total interest income	26,511	27,447	29,366	110,744	119,049
Interest expense	1,599	1,651	2,266	7,026	9,131
Net interest income	24,912	25,796	27,100	103,718	109,918
Provision for credit losses	-	-	1,200	2,750	7,000
Net interest income after provision for credit losses	24,912	25,796	25,900	100,968	102,918
Non-interest income
Mortgage banking	4,129	3,850	1,631	12,725	6,785
Card processing	995	986	837	3,605	3,242
Service charges on deposit accounts	855	813	701	3,211	2,807
Net gain (loss) on sale of investment securities	-	-	(4)	1,441	(4)
Other	475	468	614	1,445	2,351
Total non-interest income	6,454	6,117	3,779	22,427	15,181
Non-interest expense
Salaries and employee benefits	10,226	11,107	8,680	42,963	38,502
Occupancy, equipment and depreciation	1,321	1,155	1,581	4,846	6,034
Data processing	1,895	1,647	1,214	7,061	4,476
Marketing and advertising	291	584	681	1,646	1,828
FDIC premiums	221	183	5	569	249
Other	2,889	2,193	2,428	9,063	9,183
Total non-interest expense	16,843	16,869	14,589	66,148	60,272
Income before income tax expense	14,523	15,044	15,090	57,247	57,827
Income tax expense	3,472	3,704	3,395	13,745	13,503
Net income	$11,051	$11,340	$11,695	$43,502	$44,324

Earnings per common share:
Basic	$0.59	$0.60	$0.62	$2.31	$2.35
Diluted	$0.58	$0.60	$0.61	$2.29	$2.33

Weighted average common shares outstanding:
Basic	18,814,970	18,796,401	18,859,994	18,821,361	18,822,103
Diluted	18,958,163	18,934,123	19,041,273	18,965,624	19,017,047

ALTABANCORPTM

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except share amounts)	2020	2020	2020	2019
ASSETS
Cash and due from banks	$39,312	$44,137	$47,088	$38,987
Interest-bearing deposits	197,769	180,773	275,920	171,955
Federal funds sold	2,793	74	829	1,039
Total cash and cash equivalents	239,874	224,984	323,837	211,981
Investment securities:
Available for sale, at fair value	1,320,393	1,123,051	973,457	405,995
Non-marketable equity securities	2,890	2,890	2,890	2,623
Loans held for sale	14,152	31,872	29,264	18,669
Loans:
Loans held for investment	1,695,496	1,697,135	1,659,018	1,680,918
Allowance for credit losses	(41,236)	(41,495)	(42,683)	(31,426)
Total loans held for investment, net	1,654,260	1,655,640	1,616,335	1,649,492
Premises and equipment, net	37,380	37,966	38,673	39,474
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	42,720	42,312	27,330	27,037
Deferred income tax assets	7,389	7,842	8,586	9,716
Accrued interest receivable	11,336	14,117	11,682	7,904
Other intangibles	2,528	2,638	2,749	2,970
Other real estate owned	-	-	-	-
Other assets	7,633	6,376	5,169	4,800
Total assets	$3,366,228	$3,175,361	$3,065,645	$2,406,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$1,039,844	$1,037,970	$985,455	$719,410
Interest-bearing deposits	1,876,464	1,678,809	1,627,884	1,336,957
Total deposits	2,916,308	2,716,779	2,613,339	2,056,367
Short-term borrowings	64,554	83,490	83,490	-
Accrued interest payable	616	487	408	546
Other liabilities	13,612	14,315	18,278	17,059
Total liabilities	2,995,090	2,815,071	2,715,515	2,073,972

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	188	188	188	189
Additional paid-in capital	87,574	87,116	86,721	87,913
Retained earnings	269,157	260,929	252,032	242,878
Accumulated other comprehensive income	14,219	12,057	11,189	1,382
Total shareholders’ equity	371,138	360,290	350,130	332,362
Total liabilities and shareholders’ equity	$3,366,228	$3,175,361	$3,065,645	$2,406,334

Common shares outstanding	18,828,522	18,802,635	18,793,217	18,870,498

ALTABANCORPTM

SUMMARY FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except share amounts)	2020	2020	2020	2019
Selected Balance Sheet Information:
Book value per share	$19.71	$19.16	$18.63	$17.61
Tangible book value per share	$18.21	$17.66	$17.12	$16.09
Non-performing loans to total loans	0.54%	0.41%	0.39%	0.53%
Non-performing assets to total assets	0.27%	0.22%	0.21%	0.37%
Allowance for credit losses to loans held for investment	2.43%	2.45%	2.57%	1.87%
Loans to deposits	57.21%	62.11%	62.97%	81.12%

Asset Quality Data:
Non-performing loans	$9,064	$6,944	$6,388	$8,814
Non-performing assets	$9,064	$6,944	$6,388	$8,814

Capital Ratios:
Tier 1 leverage capital (1)	10.38%	10.87%	11.68%	12.67%
Total risk-based capital (1)	19.17%	19.13%	19.20%	18.43%
Average equity to average assets	11.15%	11.68%	12.57%	13.63%
Tangible common equity to tangible assets (2)	10.27%	10.55%	10.59%	12.77%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Selected Financial Information:
Basic earnings per share	$0.59	$0.60	$0.62	$2.31	$2.35
Diluted earnings per share	$0.58	$0.60	$0.61	$2.29	$2.33
Net interest margin (3)	3.18%	3.52%	4.70%	3.79%	5.06%
Efficiency ratio	53.70%	52.86%	47.25%	52.44%	48.18%
Non-interest income to average assets	0.79%	0.79%	0.62%	0.78%	0.66%
Non-interest expense to average assets	2.05%	2.19%	2.40%	2.30%	2.62%
Annualized return on average assets	1.34%	1.47%	1.92%	1.52%	1.93%
Annualized return on average equity	12.06%	12.62%	14.10%	12.44%	14.14%
Net charge-offs	$259	$1,188	$245	$2,406	$819
Annualized net charge-offs to average loans	0.06%	0.28%	0.06%	0.14%	0.05%

________________________________

(1)	Tier 1 leverage capital and Total risk-based capital as of December 31, 2020 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $28.2 million, $28.3 million, $28.4 million, and $28.6 million at December 31, 2020, September 30, 2020, June 30, 2020, and December 31, 2019, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	December 31, 2020			December 31, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$258,138	$56	0.09%	$255,637	$1,059	1.64%
Securities: (1)
Taxable securities	1,118,681	3,146	1.12%	288,209	1,638	2.25%
Non-taxable securities (2)	38,094	192	2.01%	54,834	270	1.95%
Total securities	1,156,775	3,338	1.15%	343,043	1,908	2.21%
Loans (3)
Real estate term	1,003,395	13,051	5.17%	940,033	13,928	5.88%
Construction and land development	234,103	3,775	6.42%	282,212	5,334	7.50%
Commercial and industrial	268,856	4,089	6.05%	276,417	4,489	6.44%
Residential and home equity	185,324	1,994	4.28%	171,652	2,380	5.50%
Consumer and other	9,425	186	7.86%	17,193	247	5.70%
Total loans	1,701,103	23,095	5.40%	1,687,507	26,378	6.20%

Non-marketable equity securities	2,890	22	3.05%	2,623	21	3.25%
Total interest-earning assets	3,118,906	26,511	3.38%	2,288,810	29,366	5.09%
Allowance for credit losses	(41,715)			(30,544)
Non-interest earning assets	192,032			156,198
Total average assets	$3,269,223			$2,414,464
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$1,089,552	603	0.22%	$838,627	880	0.42%
Money market accounts	519,644	446	0.34%	329,570	782	0.94%
Certificates of deposit	166,028	486	1.16%	171,592	604	1.40%
Total interest-bearing deposits	1,775,224	1,535	0.34%	1,339,789	2,266	0.67%
Short-term borrowings	76,577	64	0.33%	-	-	0.00%
Total interest-bearing liabilities	1,851,801	1,599	0.34%	1,339,789	2,266	0.67%
Non-interest bearing deposits	1,038,128			726,850
Total funding	2,889,929	1,599	0.22%	2,066,639	2,266	0.44%
Other non-interest bearing liabilities	14,870			18,730
Shareholders’ equity	364,424			329,095
Total average liabilities and shareholders’ equity	$3,269,223			$2,414,464
Net interest income		$24,912			$27,100
Interest rate spread			3.04%			4.42%
Net interest margin			3.18%			4.70%

________________________________

(1)	Excludes average unrealized gains of $13.8 million and $1.6 million for the three months ended December 31, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $64,000 and $90,000 for the three months ended December 31, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $2.3 million and $1.7 million for the three months ended December 31, 2020 and 2019, respectively.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Year Ended
	December 31, 2020			December 31, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$201,819	$475	0.24%	$149,452	$2,950	1.97%
Securities: (1)
Taxable securities	795,000	13,739	1.73%	275,482	6,274	2.28%
Non-taxable securities (2)	43,703	879	2.01%	63,074	1,198	1.90%
Total securities	838,703	14,618	1.74%	338,556	7,472	2.21%
Loans (3)
Real estate term	963,449	52,980	5.50%	910,396	54,302	5.96%
Construction and land development	252,614	16,831	6.66%	302,735	23,889	7.89%
Commercial and industrial	287,212	16,758	5.83%	287,358	19,746	6.87%
Residential and home equity	177,069	8,168	4.61%	165,903	9,580	5.77%
Consumer and other	11,874	828	6.97%	16,907	1,013	5.99%
Total loans	1,692,218	95,565	5.65%	1,683,299	108,530	6.45%

Non-marketable equity securities	2,828	86	3.04%	2,703	97	3.60%
Total interest-earning assets	2,735,568	110,744	4.05%	2,174,010	119,049	5.48%
Allowance for credit losses	(42,226)			(27,675)
Non-interest earning assets	176,846			152,402
Total average assets	$2,870,188			$2,298,737
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$961,761	2,512	0.26%	$814,635	3,790	0.47%
Money market accounts	436,475	2,191	0.50%	291,045	2,822	0.97%
Certificates of deposit	170,034	2,164	1.27%	177,629	2,455	1.38%
Total interest-bearing deposits	1,568,270	6,867	0.44%	1,283,309	9,067	0.71%
Short-term borrowings	46,304	159	0.34%	2,420	64	2.63%
Total interest-bearing liabilities	1,614,574	7,026	0.44%	1,285,729	9,131	0.71%
Non-interest bearing deposits	889,274			682,284
Total funding	2,503,848	7,026	0.28%	1,968,013	9,131	0.46%
Other non-interest bearing liabilities	16,634			17,299
Shareholders’ equity	349,706			313,425
Total average liabilities and shareholders’ equity	$2,870,188			$2,298,737
Net interest income		$103,718			$109,918
Interest rate spread			3.61%			4.77%
Net interest margin			3.79%			5.06%

________________________________

(1)	Excludes average unrealized gains (losses) of $11.3 million and ($1.2) million for the year-ended December 31, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $293,000 and $399,000 for the year-ended December 31, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $7.3 million and $6.6 million for the year-ended December 31, 2020 and 2019, respectively.